EXHIBIT 2

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

AUDITOR’S CONSENT

     I have read Export Development Canada’s Form 18-K dated 26 April 2004. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

     I consent to the use of my report dated 13 February 2004 to the Minister of International Trade on Export Development Canada’s financial statements for the fiscal year ended 31 December 2003 included in Export Development Canada’s annual report attached to the above mentioned Form 18-K filed pursuant to the Securities Exchange Act of 1934 and to its incorporation by reference into Export Development Canada’s Registration Statement on Schedule B, filed on 7 June 2002, under the Securities Act of 1933.

/s/ Richard Flageole
Richard Flageole, FCA
Assistant Auditor General
for the Auditor General of Canada

Ottawa, Canada
26 April 2004